UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2013

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard
North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2013, The ExOne Company (the “Company”) and certain selling stockholders of the Company (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with FBR Capital Markets & Co., as representative of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company and the Selling Stockholders agreed to issue and sell to the Underwriters in a firm commitment offering (the “Primary Offering”) up to 2,656,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price to the public of $62.00 per share. Pursuant to the Underwriting Agreement, the Underwriters were granted a 30-day option to purchase up to an additional 398,400 shares of Common Stock from certain of the Selling Stockholders. On September 10, 2013, the Underwriters exercised this option in full. The Primary Offering and the exercise of the over-allotment option closed on September 13, 2013.

The material terms of the Offering are described in the prospectus, dated September 9, 2013 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 10, 2013 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended. The Offering was registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-190768), initially filed by the Company on August 21, 2013 and which was declared effective on September 9, 2013.

The net proceeds to the Company from the Offering were approximately $64.8 million, after deducting underwriters’ discounts and commissions and other estimated offering expenses. The Company intends to use the net proceeds from the Offering to finance future acquisitions or partnerships and alliances consistent with its business strategy and for working capital and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company and Selling Stockholders. Under the terms of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

The Underwriting Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Underwriting Agreement are made solely for purposes of the agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Underwriting Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01 Regulation FD Disclosure.

On September 9, 2013, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On September 13, 2013, the Company issued a press release announcing the closing of the Offering and the exercise of the over-allotment option. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

1.1	Underwriting Agreement, dated September 9, 2013, by and between the Company, the Selling Stockholders and FBR Capital Markets & Co., as representative of the several underwriters named therein.

99.1	Press Release dated September 10, 2013 announcing the pricing of the Company’s public offering of common stock.

99.2	Press Release dated September 13, 2013 announcing the closing of the Company’s public offering of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ John Irvin
John Irvin
Chief Financial Officer

Dated: September 13, 2013

Exhibit Index

Number	Exhibit

1.1	Underwriting Agreement, dated September 9, 2013, by and between the Company, the Selling Stockholders and FBR Capital Markets & Co., as representative of the several underwriters named therein.

99.1	Press release dated September 10, 2013 announcing the pricing of the Company’s public offering of common stock

99.2	Press release dated September 13, 2013 announcing the closing of the Company’s public offering of common stock